Exhibit 99.2

Barry Hollingsworth

Vice President of Administration & Investor Relations

Thank you and good afternoon everyone. I’m Barry Hollingsworth, Vice President of Administration & Investor Relations. Welcome to Stratos International’s fiscal 2005 second quarter conference call.

Before we get started, I want to read to you our safe harbor statement. Information on this call may contain predictions, estimates, and other forward-looking statements regarding anticipated revenue growth, customer orders, manufacturing capacity and financial performance. All forward-looking statements on this call are based on information available to the Company as of the date hereof. And we assume no obligation to update any such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties. And actual results may differ materially from any future performance suggested. These factors include rapid technological change in the communications industry, fluctuations in operating results, and competition.

Other risk factors that may affect the Company’s performance are listed in the Company’s annual report on Form 10K and other reports filed from time to time with the SEC. Investors will be able to obtain the documents free of charge at the SEC’s Web site, sec.gov. In addition, comments and documents filed with the SEC by Stratos will be available free of charge from Stratos’ Investor Relations.

With me today is David Slack, Executive Vice President of Finance and Chief Financial Officer.

I want to point out that this year’s Q2 financial results include the impact of the acquisition of Sterling Holding Company, which occurred on November 6, 2003. Prior year results do not include Sterling until the 3rd quarter of last year. Therefore, most of the comparisons we talk about are with earlier quarters, rather than year-to-year.

With that, let me turn it over to David Slack.

David Slack

Executive Vice President & Chief Financial Officer

Thank you Barry, and good afternoon everyone.

Net sales for the second quarter of fiscal 2005 were $18.2 million, in line with our guidance of $18 million released on November 5th. This represents a sequential decline of 13% from $21.0 million in the first quarter, but significantly higher than the $7.1 million recorded for the second quarter of fiscal ‘04.

Legacy optoelectronic and fiber optic products contributed $7.6 million of product sales in Q2, a sequential decline of 27% from Q1.

Optoelectronic product sales were down 55% from the first quarter, and down 27% from last year, due to much softer than expected demand for our transceivers from our telecom and enterprise customers, coupled with returns of a specific transceiver sold to one customer, as mentioned in our earnings release. We expect our sales to the telecom market to continue to be soft for the next several quarters.

Sales of passive fiber optic products were up 8% from the first quarter, in part due to high single-digit sequential growth in our harsh environment and specialty fiber products manufactured in the UK, which sell primarily to military markets and to telecom OEM manufacturers in the US and Europe. We continue to migrate our mix towards more complex value-added assemblies including integrated passive and active modules, harsh environment fiber optic solutions and optical flex circuits. The UK is making good progress in applying our core technologies into broadening market sectors such as fiber-to-the-home and European military tactical communications systems. On a year-over-year basis, sales of passive products grew by 31% in the UK and US.

The RF Microwave product lines acquired from Sterling contributed $10.6 million in sales for the quarter, just slightly higher than the 1st quarter, but 25% higher than Sterling’s performance in the same period last year, on a proforma basis. This quarter-to-quarter pattern is a typical seasonal trend. The RF Microwave product group continues to be successful in driving an industry transition to higher bandwidth and more planar dense applications. We believe we are uniquely positioned with sales and applications engineering synergies to provide EOE optical/electrical technology for emerging applications. This group is in a particularly strong position in existing Military, Broadcast/Video and Telecom accounts. We are confident that the strong brands in RF Microwave will lead to increased customer penetration and sales in several emerging markets in the future. Incoming orders in RF Microwave continue to be broad based, with strength in the Military/Aerospace sector more than offsetting continued softness in traditional Telecom markets.

On a consolidated basis, income from royalties and license fees were $1.5 million in Q2, which included a one-time license fee.

We did not have any customers accounting for 10% or more of our net sales during Q2.

Incoming orders slowed a bit and the final book to bill ratio for Q2 was approximately 1. Total sales order backlog as of October 31st was $12.3 million, compared to $12.4 million as of July 31st. Backlog as of October 31st for legacy optical products decreased 3% from the end of Q1. Total backlog was approximately $12.8 million through the first four weeks of Q3.

Consolidated gross margin was 31.6%, down from 34.3% in Q1, due primarily to lower sales in the telecom market, where a lower base of revenue absorbed some fixed factory overhead costs. We believe that recovery to sustained growth is still inconsistent and uncertain, but our goal remains to improve gross margins to the mid 30s over the next four quarters by continuing to focus on manufacturing efficiencies and cost reductions where prudent, as we hope to see moderate improvement in revenues through that period. Over the long term, these efforts will provide better productivity and operating leverage over our manufacturing labor & overhead costs.

Operating costs increased 8% on a sequential basis to $11.3 million compared to $10.4 million in the first quarter, due primarily to higher legal costs and costs relating to compliance with Section 404 of Sarbanes-Oxley. While both of these costs were significant in the quarter, we expect to be able to reduce these costs over the next several quarters.

Our net operating loss in Q2 05 was $4.1 million, compared to a net operating loss of $457,000 in Q1 05, and $7.7 million in Q2 last year. Income from short-term investments was $65,000, resulting in a pre tax net loss of $4.0 million. Dividends paid to preferred shareholders were $88,000. The net loss attributable to common shareholders for the second quarter of fiscal 2005 was $4.1 million or $0.30 share, compared to a net loss of $480,000 or $0.04 per share in the first quarter of fiscal 2005, and $7.5 million or $1.02 per share for the second quarter of fiscal 2004. Total weighted average shares outstanding remained at approximately 13.5 million shares.

We ended Q2 with a balance of $36.6 million in cash and short-term investments, a decrease of $755,000 from July 31st. Sources and uses included: $271,000 used by operations including $1.5 million received from the previously discussed license fee and royalty income plus a $1.5 million decrease in net working capital, $137,000 used for capital expenditures, plus $186,000 proceeds from the disposition of assets, $469,000 paid on long-term debt, and $23,000 received in proceeds from the exercise of stock options, less payment of $88,000 in dividends to preferred shareholders. Average DSO for trade accounts receivable for Q2 was 60 days. Inventory turns on a sales basis were 4.3.

Going forward, our focus remains on achieving profitability, improving gross margins, and growing our revenues. Business conditions are somewhat uncertain at the moment as the optical communications industry is still constrained by overcapacity and low pricing.

We continue to scrutinize all of our product lines and product groups on a regular basis, all of which have time tables for continuing funding that depend on profitability. We are taking a very close look at R&D and new product programs to assure their ability to realize a fair return on these investments.

We remain very cautious in our outlook as we continue to operate in challenging market conditions. At this time we expect Q3 revenues to be in the range of $18 to $20 million.

Thank you and now we would like to open it up for your questions.